November 21, 2016 – 4:00 pm

Air Industries Group (the "Company" or "Air Industries") Announces Adjournment of Annual Meeting:

Hauppauge, NY -- (Marketwired – November 21, 2016 – Air Industries Group (NYSE MKT: AIRI))

Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced today that that its 2016 Annual Meeting of Stockholders ("Annual Meeting"), scheduled for November 21, 2016, was convened and adjourned, without any business being conducted, until 10:00 a.m. local time on Wednesday, November 30, 2016, at Air Industries’ corporate headquarters located at 360 Motor Parkway , Suite 100, Hauppauge, NY 11788, to allow additional time for stockholders to vote on the proposals set forth in Air Industries Group’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on October 13, 2016, including approval of the amendment to its Articles of Incorporation increasing the number of shares of Preferred Stock and Series A Convertible Preferred Stock it is authorized to issue, which requires the affirmative approval of holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting on an as converted basis, together with holders of shares of Common Stock, voting as a single class.

Holders of outstanding shares of Common Stock and Series A Convertible Preferred Stock of Air Industries may continue to vote their shares until midnight, November 29, 2016, by following the instructions contained in the Proxy Statement delivered to previously stockholders as of the record date for the meeting.  Shareholders who have already voted need not vote again but those wishing to change their vote may do so.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com